    Exhibit 99.1

Perma-Pipe International Holdings, Inc. Announces Second Quarter 2026 Financial Results

●	Net Sales Increased 24% Year-over-Year to $59.6 Million
●	Gross Profit Up 21% to $17.4 Million
●	Net Income Attributable to Common Stock Increased $1.6 Million to $2.5 Million, or $0.31 per Diluted Share, Including a $3.9 Million Receivable Provision and a $1.6 Million Discrete Tax Benefit
●	Backlog of $142.3 Million Supported by More Than $67 Million of Q2 Awards

The Woodlands, Texas - September 9, 2026 - Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) ("Perma-Pipe" or the "Company"), a global leader in engineered pipe services specializing in anti-corrosion coatings, insulation solutions, containment systems, custom fabrication and leak detection, today announced financial results for the second quarter of fiscal 2026 ended July 31, 2026.

"Our second quarter results reflect continued commercial momentum and the fundamental strength of our end markets," stated President and Chief Executive Officer Saleh Sagr. "We grew net sales year-over-year, added over $67 million in new orders to backlog, and continued to expand Perma-Pipe’s footprint in strategic markets to capture strong secular demand, particularly for localized infrastructure solutions. Importantly, we delivered year-over-year growth in net income attributable to common stockholders, which underscores the earnings power of the platform we are building."

"Operationally, we continued to build a strong foundation for sustainable, long-term growth," continued Mr. Sagr. "We commenced operations and have ramped production at our new Ohio facility, in part to support higher demand in the U.S. market. In MENA, we are expanding our Qatar facility to meet local demand and, subsequent to quarter-end, entered into a memorandum of understanding to form a joint venture in Jordan. Initially, we will serve a key role in the supply chain for a large-scale, water-security, government-supported infrastructure program through the joint venture; longer term, we will support cross-border water, oil and gas, energy, and infrastructure projects."

Concluded Mr. Sagr, "We enter the second half of the year with momentum, supported by our strong backlog, a growing pipeline of RFP and quoting activity, and a new global credit facility that together set the stage for Perma-Pipe’s next stage of growth. With disciplined execution and a product portfolio aligned with our customers’ infrastructure priorities, we are confident in our ability to convert the opportunities before us into sustainable, long-term value for our shareholders."

Second Quarter Fiscal 2026 Results

Net sales were $59.6 million for the three months ended July 31, 2026, an increase of $11.7 million, or 24.4%, compared to $47.9 million in the same quarter of the prior year. The increase was driven by higher sales volumes in both North America and the MENA region.

Gross profit was $17.4 million, an increase of $3.0 million, or 20.7%, compared to $14.4 million in the prior-year quarter, reflecting increased activity levels. Gross margin was 29.2%, compared to 30.1% in the prior-year quarter, reflecting increased materials and logistics costs that are having impact on global operations, as well as  ramp-up costs associated with the Company’s new Ohio manufacturing facility.

General and administrative expenses were $11.9 million, compared to $10.0 million in the prior-year quarter. The current quarter included a $3.9 million charge related to an uncollectible account receivable from a specific customer and approximately $0.5 million of start-up costs at the Company’s new Ohio manufacturing facility, partially offset by lower personnel costs, as the prior-year quarter included a $2.0 million non-recurring charge for the acceleration of certain executive compensation expenses in connection with an executive departure.

Selling expenses were $1.3 million, compared to $1.2 million in the prior-year quarter.

Income from operations was $4.3 million, compared to $3.2 million in the prior-year quarter.

Net interest expense was $0.5 million, compared to $0.4 million in the prior-year quarter. The increase was primarily driven by incremental borrowings.

Income before income taxes was $3.9 million, compared to $2.8 million in the same quarter of the prior year. Adjusted income before taxes was $8.3 million, compared with $4.9 million last year. For the six-month period, Adjusted income before taxes was $12.5 million, compared with $12.3 million in the same period last year (non-GAAP).

Income tax expense was $0.6 million, compared to $1.5 million in the prior-year quarter. The Company’s effective tax rate was approximately 16%, compared to 54% in the prior-year quarter. The lower rate in the current quarter primarily reflects a discrete tax benefit of approximately $1.6 million related to the uncollectible account receivable recognized during the quarter. The prior-year rate reflected changes in the mix of income and loss across the jurisdictions in which the Company operates, which can cause the effective rate to vary meaningfully from period to period.

Net income attributable to common stock was $2.5 million, or $0.31 per diluted share, compared to $0.9 million, or $0.10 per diluted share, in the prior-year quarter.

Cash and cash equivalents at the end of the second quarter of fiscal 2026 totaled $31.8 million, up $3.5 million from $28.3 million at the end of the first quarter. During the second quarter, operating activities provided approximately $7.2 million of cash, driven by net income and favorable changes in working capital, principally the collection of accounts receivable and higher accounts payable. Capital expenditures were approximately $2.0 million in the second quarter of fiscal 2026.

During the first six months of fiscal 2026, operating activities provided $13.3 million of cash, compared to $1.3 million used in the prior-year period, driven by favorable changes in working capital, most notably accounts receivable and accounts payable. Capital expenditures were $3.2 million for the first six months of fiscal 2026.

Total debt was $36.1 million at July 31, 2026, compared with $32.5 million at January 31, 2026.

At July 31, 2026, the Company had $17.3 million outstanding under its $18.0 million senior secured asset-based revolving credit facility with JPMorgan Chase Bank, N.A. Subsequent to quarter-end, on August 25, 2026, the Company entered into a new global credit agreement with JPMorgan that replaced this facility. The new facility consists of a $75.0 million revolving credit facility, which includes availability for letters of credit of up to $30.0 million, and a $14.0 million term loan facility, representing approximately $90 million of commitments at closing, together with access to up to an additional $50.0 million of incremental capacity. At closing, the Company borrowed $14.0 million under the term loan facility and, together with available cash, repaid the outstanding balance under its prior JPMorgan credit agreement; $23.0 million was outstanding under the new revolving credit facility at closing. Subsequent to quarter-end, the Company also repaid in full the mortgage note on its Alberta, Canada manufacturing plant using proceeds from the new facility.

Backlog and New Awards

Backlog was $142.3 million at July 31, 2026, compared to $136.5 million at April 30, 2026, and $121.6 million at January 31, 2026, and remains well diversified across geographies, customers, and end-markets. As previously announced on August 13, 2026, the Company secured more than $67 million in new orders during the second quarter, including significant oil and gas awards in MENA and Canada, the Company’s first critical-cooling infrastructure award in the MENA region, and continued backlog growth at its new Ohio manufacturing facility.

Conference Call and Webcast

The Company will host a conference call and webcast today at 7:30 a.m. CT/8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss Perma-Pipe’s corporate strategy. A question-and-answer session will follow. To listen to the live call, dial (877) 317-6789 or (412) 317-6789.

A telephonic replay will be available from 12:30 p.m. ET on the day of the call through Wednesday, September 16, 2026. To listen to the archived call, dial (855) 669-9658 or (412) 317-0088 and enter replay access code 2085365.

About Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (Nasdaq: PPIH) is a global leader in engineered piping and corrosion protection solutions. The Company provides pre-insulated piping systems, leak detection systems, anti-corrosion coatings and related engineered products and services to customers across the energy, district energy, infrastructure, industrial, Oil & Gas, water transmission, and other critical infrastructure markets.

Perma-Pipe operates manufacturing and service facilities across North America, Middle East, North Africa, India and other strategic markets, enabling the Company to serve customers globally while providing local manufacturing and engineering capabilities.

For more information, visit www.permapipe.com.

Contacts:

Saleh Sagr, President and CEO                          Sanjay M. Hurry, Alliance Advisors IR

T: 847.929.1200                                                  Perma-Pipe Investor Relations

                                                                             investor@permapipe.com

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of a health pandemic on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the Company's ability to comply with all covenants in its credit facilities; (iv) the Company's ability to repay its debt and renew expiring international credit facilities; (v) the Company's ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (vi) the impact of global economic weakness and volatility; (vii) fluctuations in steel prices and the Company's ability to offset increases in steel prices through price increases in its products; (viii) the timing of order receipt, execution, delivery and acceptance for the Company's products; (ix) decreases in government spending on projects using the Company's products, and challenges to the Company's non-government customers' liquidity and access to capital funds; (x) the Company's ability to successfully negotiate progress-billing arrangements for its large contracts; (xi) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xii) the Company's ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xiii) the Company's ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xiv) reductions or cancellations of orders included in the Company's backlog; (xv) the Company's ability to collect an account receivable related to a project in the Middle East; (xvi) risks and uncertainties related to the Company's international business operations; (xvii) the Company's ability to attract and retain senior management and key personnel; (xviii) the Company's ability to achieve the expected benefits of its growth initiatives; (xix) the Company's ability to interpret changes in tax regulations and legislation; (xx) the Company's ability to use its net operating loss carryforwards; (xxi) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company's percentage-of-completion revenue recognition; (xxii) the Company's failure to establish and maintain effective internal control over financial reporting; and (xxiii) the impact of cybersecurity threats on the Company's information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com).

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2026	2025	2026	2025
Net sales	$59,567	$47,902	$109,831	$94,648
Gross profit	17,406	14,423	32,041	31,147

Total operating expenses	13,153	11,236	23,152	20,070

Income from operations	4,253	3,187	8,889	11,077

Interest expense, net	507	415	1,111	821
Other (income) expense, net	(122)	21	(12)	70
Income before income taxes	3,868	2,751	7,790	10,186

Income tax expense	604	1,489	1,935	3,070
Net income	$3,264	$1,262	$5,855	$7,116
Less: Net income attributable to non-controlling interest	717	411	1,506	1,313
Net income attributable to common stock	$2,547	$851	$4,349	$5,803

Earnings per share attributable to common stock
Basic	$0.31	$0.11	$0.53	$0.73
Diluted	$0.31	$0.10	$0.53	$0.72

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31, 2026	January 31, 2026
ASSETS
Current assets	$153,551	$146,734
Long-term assets	79,079	70,752
Total assets	$232,630	$217,486
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$70,127	$79,789
Long-term liabilities	51,500	31,396
Total liabilities	121,627	111,185
Non-controlling interests	17,513	15,663
Stockholders' equity	93,490	90,638
Total liabilities and equity	$232,630	$217,486

Non-GAAP Financial Measures

The following information contains a reconciliation of the non-GAAP financial measure of adjusted income before tax and income before income tax prepared in accordance with generally accepted accounting principles ("GAAP") for the three and six months ended July 31, 2026, and 2025, respectively. This reconciliation is intended to provide investors with useful information in evaluating the Company's performance. Adjusted income before tax includes certain adjustments as identified below. This measure is not considered an alternative to income before income tax or other financial measures of performance that are prepared in accordance with GAAP. The Company believes that the exclusion of certain items from income before income tax allows investors to more effectively evaluate the Company's operating performance and identify trends that might not be apparent due to the variability and infrequent nature of these items. In addition, the Company believes this measure provides meaningful information to investors when comparing results between periods and performance with respect to the Company's peers.

Adjustments made for certain items are further described as follows: (i) Non-recurring customer charge (ii) Ohio start-up costs, (iii) one-time charge in connection with the acceleration of executive compensation; (iv) other non-recurring charges. As a result of these adjustments, some items that affect income before income tax may not be comparable to similar measures of other companies.

The following table provides a reconciliation of the GAAP and non-GAAP financial measure:

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

ADJUSTED INCOME BEFORE TAX

(In thousands)

(Unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2026	2025	2026	2025
Income before income tax (GAAP as reported)	$3,868	$2,751	$7,790	$10,186
Non-recurring customer charge	3,952	-	3,952	-
Ohio start-up costs	512	-	731	-
Acceleration of certain executive compensation	-	2,018	-	2,018
Other one-time charges	-	88	-	88
Adjusted income before tax	$8,332	$4,857	$12,473	$12,292